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                                                                   Exhibit 10.26




January 15, 1998



Mr. Victor E. Zast
1010 Miami Road
Willmette, IL 60091

Re:      Separation Agreement

Dear Victor:

         As we discussed, your employment with Coty US Inc. ("Coty") will terminate on December 31, 1997 (the "Termination Date"). The following is our agreement with you concerning the termination of your employment with Coty.

               1. (a) Effective December 31, 1997, your employment with Coty terminated and you were paid your salary through your Termination Date. You will be paid for any accrued unused vacation time. Under Coty's Severance Policy, you are eligible to receive payments equal to ten (10) weeks base salary (the "Severance Payments"), to be paid on regular payroll dates for the period commencing January 1, 1998 through March 13, 1998 (the "Severance Period"). Under the Severance Policy, the Severance Payments are to be paid, subject to the usual withholdings, and will be paid irrespective of whether you have accepted employment with another company before that date. Your current Coty group medical and dental health benefits will continue through the Severance Period. Thereafter, you will qualify to continue your group health benefits at your own expense pursuant to COBRA, and you will be receiving a separate letter setting forth more fully your rights to such continuation coverage.

                   (b) In the alternative, and in lieu of your receiving any Severance Payments, Coty will provide you with thirty-six (36) separation payments, each in the gross amount of $12,500 (the "Separation Payments") in consideration of your executing this agreement and general release ("Agreement and Release"). The Separation Payments will be paid to you on regular semi-monthly payroll dates immediately following the Termination Date (commencing on or about January 15, 1998 and continuing through June 30, 1999), also subject to the usual withholdings, and will be paid irrespective of whether you have accepted employment with another company before that date.

               2. (a) In further consideration of your executing this Agreement and Release, until the earlier to occur of (i) or (ii) immediately below, you will continue to be covered by the Coty group medical and dental plan to the extent that you remain eligible under their terms:

                   (i) June 30, 1999;


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                   (ii) the date on which you become covered or become eligible to be covered under the benefit plan of another employer.

                   (b) In consideration of this coverage, you will advise Coty promptly, in writing, of your acceptance of employment with any new employer and the date of commencement of your coverage under that employer's employee benefit plans.

                   (c) As of the Termination Date, or, if you sign this Agreement and Release, at the end of the Separation Payment Period, you will be contacted concerning your entitlement to continue your health insurance coverage through COBRA. The additional medical and dental benefits set forth in this paragraph are hereinafter referred to as the "Additional Benefits". All other benefits will cease as of the Termination Date.

               3. Regardless of whether you execute this Agreement and Release, Coty hereby waives compliance by you with any non-compete agreement which you may have signed. Effective as of the Termination Date, you will be free to accept employment with any other employer irrespective of whether that employer is a competitor of ours. Notwithstanding the foregoing, you agree not to use or disclose any confidential information of Coty, Coty Inc., Joh. A. Benckiser GmbH or any of their affiliated companies. You also will continue to be bound by and will comply with the terms and conditions of the confidentiality provisions of any agreement which you may have signed, and your obligations not to use or disclose confidential information shall survive your termination of employment and any termination of this Agreement and Release.

               4. You confirm that the Separation Payments and Additional Benefits provided to you by Coty as set forth above are in addition to that to which you would have been entitled absent this Agreement and Release, and as such constitute good and valuable consideration. In consideration of the Separation Payments and Additional Benefits, you hereby release Coty, Coty Inc., their parent, their ultimate parent, their respective subsidiaries and affiliated companies, and each of their respective past and present officers, directors, agents and employees ("Released Parties") from all claims (other than claims for payments provided for under this Agreement and Release), including attorneys' fees, which you, your heirs, legal representatives, executors or administrators ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever against the Released Parties or any of them from the beginning of the world to the date of your execution of this Agreement and Release, including but not limited to claims arising from your employment with Coty or the termination thereof, claims of discrimination under any federal, state or local law, rule or regulation, claims under any express or implied contract, and claims of wrongful termination, tortious conduct, libel, slander or defamation. You further waive and release all rights, claims, complaints, causes of action, demands and administrative proceedings which you have or may have against the Released Parties under the Age Discrimination in Employment Act of 1967, codified at 29 U.S.C. ss. 621 et seq., and all amendments thereto ("ADEA").


               5. You represent that you have not filed any complaints or charges against the Released Parties with any local, state or federal agency or court, and that you will not at any time hereafter file any complaints or charges arising from your employment or the termination thereof, and that if any such agency or court assumes jurisdiction of any such complaint or charge against the Released Parties on behalf of you, you will immediately request such agency or court not to exercise such jurisdiction and will in no event participate personally or otherwise in any such proceeding.

               6. You agree that you will keep the terms, amount and facts of this Agreement and Release completely confidential, and that you will not hereafter disclose any information concerning this Agreement and Release to anyone including, but not limited to, any past, present, or prospective employees or applicants for employment with Coty, its parents, subsidiaries or affiliated companies, except to your spouse, your attorney or in connection with preparation of tax returns or other financial planning or as otherwise required by law. You also agree not to make any disparaging statements concerning any of the Released Parties. In the event you breach any obligation under this Agreement

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and Release, including but not limited to breach of the terms of this paragraph, you agree that you will forfeit all rights to the Separation Payments provided to you pursuant to this Agreement and Release, that you will immediately repay to Coty any Separation Payments received by you and that you will pay the reasonable attorney's fees, expenses and costs of litigation incurred by Coty in prosecuting or asserting any claim for damages it may have as a result of said breach.

               7. You agree to return forthwith to Coty all Coty property in your possession, including but not limited to, any and all credit cards, Telzon units, answering machines, facsimile machines, filing cabinets, samples, account papers, travel letters, rapid drafts, papers, presentations, plans, documents, files, price lists, product information, drawings, financial statements, notes, whatsoever, including all photocopies thereof.

               8. You understand and, by your signature below, you agree to all of the terms and conditions of this Agreement and Release. You also acknowledge that your signature and agreement are freely, voluntarily and knowingly given. You further acknowledge that you have been provided a full and fair opportunity to consult with legal counsel and to review and reflect on the terms of this Agreement and Release.

               9. You acknowledge that no representation, promise or inducement has been made other than as set forth in this Agreement and Release and that you do not enter into this Agreement and Release in reliance upon any representation, promise, or inducement not set forth herein. Except with respect to any outstanding agreements with regard to your status as a former shareholder of Quintessence Holdings, Inc., this Agreement and Release sets forth the entire agreement between you and us concerning the above subject matter and supersedes any and all other agreements between you and us, whether written or oral, with respect to the above subject matter. The terms of this Agreement and Release may not be changed or modified except by an instrument in writing duly signed by you and by an authorized representative of Coty. The parties agree that nothing contained in this Agreement and Release shall constitute or be treated as an admission by any party of liability, wrongdoing, or violation of law.

               10. This Agreement and Release shall be governed by and construed under the laws of the State of New York (without regard to New York conflicts of laws principles).

               11. If any portion of this Agreement and Release is held invalid or unenforceable by a court of competent jurisdiction or any governmental agency, that portion only shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement and Release shall remain in full force and effect. However, if the release portion of the Agreement and Release is held invalid or unenforceable by a court of competent jurisdiction or any governmental agency, any Separation Payments accepted and retained by you under this Agreement and Release shall be returned immediately to Coty, and Coty shall have no further obligations under this Agreement and Release.

               12. The parties agree that you may revoke this Agreement within seven (7) days after your execution of the Agreement and Release. Any revocation within this period must be submitted, in writing, to Mr. W. Patrick Lawrence, Vice President of Human Resources at Coty Inc., 1325 Avenue of the Americas, New York, New York 10019, stating "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to W. Patrick Lawrence or mailed to him and postmarked within seven (7) days of your execution of the Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, the revocation period shall be extended to the following day which is not a Saturday, Sunday, or legal holiday. The parties agree that this Agreement and Release shall not become effective or enforceable until executed by both parties and until the revocation period has expired. You agree that if you do not execute the Agreement or in the event of revocation, you will immediately return to Coty any of the Separation Payments paid to you by Coty pursuant to this Agreement and Release.

               13. As noted above, because we are offering you more than the payments and benefits to which you are entitled, we are requiring you to sign the Agreement and Release. Before signing the Agreement and Release we advise you to talk to your attorney. You acknowledge that you were provided with a copy of the Agreement and Release dated December 19, 1997 and that you are being provided with 21

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days from the date you have received the Agreement and Release within which to consider it, sign the Agreement and Release and return it to us.
                                             COTY INC.

                                             By: /s/ Jean-Andre Rougeot
                                                 ----------------------
ACCEPTED AND AGREED TO:                         Jean Andre Rougeot
                                                President, Coty Division

/s/ Victor E. Zast
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Victor E. Zast


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Date

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